Exhibit 99.1

Alkermes Contacts:
For Investors: Rebecca Peterson, +1 781 609 6378
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES PLC CLOSES DEBT REFINANCING, LOWERING INTEREST RATE AND REDUCING PRINCIPAL AMOUNT

—   Company Improves Fiscal 2013 Financial Expectations to Reflect New Debt Terms   —

DUBLIN, Ireland, Sept. 25, 2012 — Alkermes plc (NASDAQ: ALKS) today announced that it has successfully completed the refinancing of its previously outstanding senior secured bank debt and reduced the company’s overall debt outstanding from approximately $450 million to $375 million. The new term loans will have a lower blended interest rate of 4.4% compared to the prior blended interest rate of 7.6%, and the refinancing is expected to result in savings of approximately $18 million in cash interest annually.

“Our business has performed well and is generating positive cash flows, allowing us to reduce our overall debt. This solid performance enabled us to obtain improved credit ratings and take advantage of favorable market conditions to secure attractive debt terms,” said James Frates, Chief Financial Officer of Alkermes. “In connection with the refinancing, we are updating our financial expectations to reflect the favorable impact of this transaction.”

The new debt is comprised of senior secured, covenant-lite First Lien Term Loan facilities consisting of a $300 million, seven-year Term Loan bearing interest at LIBOR plus 3.50% and a $75 million, four-year Term Loan bearing interest at LIBOR plus 3.00%. Under each of these term loans, LIBOR is subject to an interest rate floor of 1.00%.

Financial Impact of Debt Refinancing

•                  Based on accounting principles generally accepted in the U.S. (GAAP), annual interest expense is expected to decrease from approximately $40 million to approximately $18 million. On a cash basis, annual interest expense is expected to decrease from approximately $34 million to approximately $16 million.

•                  For the second quarter of fiscal 2013, the company will incur a one-time charge of approximately $14 million, which includes a $2.8 million prepayment premium and the write-off of deferred financing costs and original issue discount related to the previous debt. This one-time charge is expected to increase interest expense, on a GAAP basis, in the second quarter to approximately $24 million. For each of the third and fourth quarters of fiscal 2013, the company expects interest expense, on a GAAP basis, to be approximately $4.5 million.

•                  On a GAAP basis, for the remainder of fiscal 2013, the company expects that the savings in interest expense, due to lower cash interest expenses and lower non-cash interest expenses (amortization of deferred financing costs and accretion of original issue discount), will largely offset the one-time charge, and the company is therefore maintaining its expectations for net interest expense in the range of $35 million to $40 million.

•                  For fiscal 2013, the company continues to expect a GAAP net loss in the range of $20 million to $40 million, or a basic and diluted loss per share of approximately $0.15 to $0.30, based on a weighted average basic share count of approximately 132 million shares outstanding.

•                  As a result of the refinancing, the company is increasing its expectations for non-GAAP net income to a range of $95 million to $115 million from a prior range of $85 million to $105 million. Correspondingly, the company now expects non-GAAP diluted earnings per share (EPS) to range from $0.69 to $0.84, compared to prior expectations of non-GAAP diluted EPS to range from $0.62 to $0.77, based on a weighted average diluted share count of approximately 137 million shares outstanding.

•                  As a result of the refinancing, the company is increasing its expectations for free cash flow to a range of $70 million to $90 million from a prior range of $60 million to $80 million for fiscal 2013.

About Alkermes plc

Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system

(CNS) disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and manufacturing facilities in Gainesville, Georgia and Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among others, our indebtedness, including increases in the LIBOR rates above the applicable floor amounts; competitive factors in the industry in which we operate; and those risks set forth in the company’s filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as may be required by law, the company undertakes no obligation to publicly update any forward-looking statement for events arising after the issuance of this press release.

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